Exhibit 4.6

                                                     December 20, 2006

Mr. Bok Wong
Perfisans Holdings, Inc.
7828 Kennedy Road, Suite 201
Markham, Ontario, Canada
L3R 5P1
                           RE: LEGAL REPRESENTATION
Dear Mr. Wong,

         Thank you for selecting Gersten Savage LLP for legal representation of Perfisans Holdings, Inc., (the "Company" or "You") in connection with corporate and securities matters (the "Matters").

SCOPE OF SERVICES AND TIMING.
-----------------------------

         The Company has engaged Gersten Savage LLP ("GS") to provide legal counsel and representation in connection with the Matters, including the Company's general corporate work and Securities Act of 1933 and Securities Exchange Act of 1934 filings.

ASSIGNMENT OF FIRM PERSONNEL
----------------------------

         Arthur Marcus and Peter Gennuso will oversee our relationship with you. In addition, we will draw upon the talent and expertise of other partners and associates within the firm. We may also use legal assistants to handle appropriate tasks.

FEES, EXPENSES AND BILLINGS
---------------------------

         The fees for our services in connection with the Matters will be 1,780,000 shares of the Company's common stock.

                  We shall also be  immediately  reimbursed  for all  reasonable
         out-of-pocket   expenses   incurred  by  or  in  connection  with  this
         engagement upon receipt of our invoices therefore. Invoices from third-party vendors exceeding $500 must be pre-approved by the Company in writing and will be sent to you for direct payment to such vendors. With respect to the foregoing, we shall provide to the Company on a monthly basis a summary of the expenses incurred. If you have any questions


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         regarding the billing format or  information  contained in any invoice, please contact us so that we can try to answer them promptly.


QUESTIONS AND TERMINATION
-------------------------

         While we anticipate that you will be satisfied with our representation, we encourage you to inform us if at any time our services do not meet your expectations. If we cannot resolve a problem, or for any reason, you may end this relationship at anytime by giving us written notice, subject to your obligation to pay us according to the terms of this agreement. We, in turn, reserve the right to withdraw from the representation upon written notice in the event that you fail to cooperate with us in any way which we may reasonably request, or to timely pay our statements in full as submitted, or in the event we determine in our reasonable discretion that it would be improper under rules of professional responsibility or impractical to continue our relationship.

RESOLUTION OF DISPUTES - MEDIATION AND ARBITRATION
--------------------------------------------------

         Any dispute, controversy or claim arising out of or relating to this engagement, including any dispute, controversy or claim relating to our fees, disbursements and charges, shall first be submitted to non-binding mediation before a mediator jointly selected by the parties. Failing resolution through mediation, any such dispute, controversy or claim shall be finally resolved by confidential arbitration as follows: (1) if and to the extent that the New York Fee Dispute Resolution Program (Part 137 of 22 NYCRR) providing for the informal and expeditious resolution of fee disputes between attorneys and clients is applicable, then the rules and procedures of such Fee Dispute Resolution Program shall apply; (2) if such Fee Dispute Resolution Program is not applicable to any such dispute, controversy or claim, then the arbitration shall be conducted in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and any award issued in such arbitration shall be enforceable in any court with jurisdiction. A copy of the New York Fee Dispute Resolution Program is available upon request.

BINDING AGREEMENT
-----------------

         This letter represents the entire agreement between the Company and GS concerning the terms and conditions of this engagement. By signing below, the Company acknowledges that this letter has been reviewed and its content understood and that the Company agrees to be bound by its terms and conditions. Furthermore, the Company acknowledges that GS has made no representations to the Company regarding the outcome of the matter for which GS has been engaged hereunder. No change or waiver of any of the provisions of this letter shall be binding on either the Company or on GS unless the change or waiver is in writing and signed by both the Company and GS.


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         If this letter reflects the Company's understanding of our relationship for this matter, please sign and return the enclosed duplicate copy.

         Thank you again for this opportunity to be of service to the Company. My colleagues and I look forward to working with you.

                                                     Very truly yours,

                                                     /s/ Arthur S. Marcus

                                                     Arthur S. Marcus, Esq.


PERFISANS HOLDINGS, INC.

By: /s/ Bok Wong
   -------------
Bok Wong, President